Exhibit 99

Haber Inc. to Run Government Sponsored Demonstrations in Guyana Using Its Green Refractory Gold Recovery Technology.

Haber Inc. will perform government sponsored demonstrations in Georgetown, Guyana sometime during the next 45 days. Testing will be performed for the Republic of Guyana and mining companies using Haber’s hydrometallurgical “green” gold recovery technology on a number of ores from various mining companies.

ARLINGTON, Mass.--(BUSINESS WIRE)--June 1, 2011--Haber, Inc (“Haber”), (OTC: HABE), a Delaware corporation headquartered in Arlington, Mass., with proprietary technologies in the separations sciences and environmentally friendly processing of gold bearing ores, announced that it will be running gold demonstrations in Guyana using sulfide gold bearing ore utilizing its environmentally friendly technology.

Guyana is sponsoring Haber’s gold extraction demonstrations using concentrates and head ore from small, medium and large scale miners located in Guyana. The testing will be done in the Capital of Georgetown during the next 45 days. These demonstrations will follow the same testing protocol used in the highly successful test results obtained in Suriname last year.

The government of Guyana has expressed its strong interest in introducing green gold technology in the country to confront the growing environmental damage and negative health issues associated with the use of mercury while at the same time increasing gold production and revenues. The Company’s “green’ technology has the ability to meet these objectives.

Normal gold recovery efficiencies in Guyana using non-chemical and toxic chemical extractions are significantly below the efficiencies achievable using the Haber technology. The potential of instituting high efficiencies in gold production has important implications for the wealth of the miners, the nation and the rate of depletion of the Country’s gold resources. For example in 2009, Guyana’s small and medium gold mining community, with an average recovery efficiency of approximately 35%, reportedly produced over 300,000 ounces of gold worth USD $420 million out of the potential available USD $1 billion plus of gold ore. Introduction of Haber’s technology, which achieves efficiencies in the high 90% range would significantly increase the revenues earned by the country and its people by recovering most of the available gold.

Albert B. Conti, CEO of Haber stated,” The Guyana government has resolved to seek out green technologies as a solution to the gold processing environmental problems plaguing the country and has solicited Haber to demonstrate its technology. The Company will perform tests in Guyana within the next 45 days with other South American mining companies and international financing organizations invited to attend. The Company is eager to participate and recognizes the significant potential this opportunity offers to us both. Guyana has large gold resources which have not yet been fully exploited and which present numerous business opportunities where our technology can be used.”

About Haber, Inc.

Haber, Inc. is a high technology process development company with proprietary technologies in extractive metallurgy and electrochemical separations. The Company has developed the environmentally friendly Haber Gold Process Four (HGP4) technologies, including sulfide reduction processes, gold extraction and recovery processes, and the associated “Aladdin” proprietary processing equipment. For more information, call Florence Tambone, 617-710-1598, or visit the Company’s website at http://www.habercorp.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Forward-looking statements include statements concerning plans, opportunities, objectives, goals, strategies, future events or performance and underlying assumptions. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, government regulation, and other risks. All forward-looking statements made by or on behalf of Haber Inc. are qualified. Haber Inc. disclaims any obligations to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
Haber
Florence Tambone, 617-710-1598